Exhibit 10.14

DEMARSECO HOLDINGS, INC.
EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into as of October 30, 2006 (the “Effective Date”) by and between DcMarseCo Holdings, Inc., a Delaware corporation (the “Company”), and Elisabeth DeMarse (“Executive”).

RECITALS

WHEREAS, the Company and Executive desire to reflect the terms of Executive’s employment;

WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders to foster the employment of Executive by the Company during the term of this Agreement; and

WHEREAS, Executive is willing to accept Executive’s employment on the terms hereinafter set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.  Duties and Scope of Employment.

(a)       Positions and Duties. As of the Effective Date, Executive will serve as President and Chief Executive Officer of the Company. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” During the Employment Term, Executive will render such business and professional services in the performance of Executive’s duties as are customarily associated with Executive’s positions within the Company and Executive agrees to perform such other duties and functions as shall from time to time be reasonably assigned or delegated to Executive by the Company’s Board of Directors (the “Board”), During the Employment Term, Executive will also serve as a member of the Board and a member of the board of directors of CCCI Holdings, Inc., a Delaware corporation and the parent of the Company (“CCCI”).

(b)       Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company; provided, however, Executive shall be allowed to (i) manage Executive’s passive personal investments, (ii) be involved in charitable activities and (iii) continue to serve on the boards of directors and advisory committees listed on Exhibit A, which have been approved by the Board, so long as these matters do not interfere with Executive’s duties to the Company during the Employment Term. During the Employment Term, Executive agrees that Executive will not actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

2.  At-Will Employment. Subject to the provisions of Sections 7 and 8, Executive and the Company agree and acknowledge Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company further agree and acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without cause, at the option of either Executive or the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment. Furthermore, in the event the Company terminates Executive’s employment for “Cause” as defined in Section 10(b) below, such written notice shall detail the reasons for termination. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company.

3.  Compensation.

(a)       Base Salary. During the Employment Term, the Company will pay Executive as compensation for Executive’s services a base salary at the monthly rate of $20,833.33 (the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. Executive will be entitled to an annual review of the base salary with increases in this base salary to be at the sole discretion of the Board.

(b)       Bonus. Executive will be eligible for an annual bonus in the amount and based on performance objectives set forth in Exhibit B attached hereto (the “Bonus”). The structure of the Bonus and performance objectives may be adjusted annually by the Board in consultation with Executive and must remain in compliance with general Company compensation policies governed by the Board.

(c)       Equity. Executive acknowledges that she holds 648,149 shares of the common stock of CCCI Holdings, Inc., a Delaware corporation and parent of the Company (“CCCI”) subject to and on the terms and conditions set forth in the Stock Restriction Agreement, dated October   , 2006 between the CCCI and Executive (the “Restriction Agreement”). Executive and the Company acknowledge that the Restriction Agreement between Executive and the Company dated September 18, 2006, is terminated effective as of the date of this Agreement, without any further force or effect. Executive shall be entitled to purchase $500,000 of the Preferred Stock of the Company on substantially the same terms purchased by Austin Ventures in connection with the Company’s proposed acquisition of the assets of CreditCard.com, L.P. For purposes of clarification, such Preferred Stock shall not be subject to any vesting or other similar restrictions but shall be subject to the restrictions set forth in the financing agreements,

4.  Executive Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, which will include, at minimum, medical and dental benefits. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. Notwithstanding the foregoing, during the Employment Term, the Company shall pay Executive for premiums for Executive and Executive’s immediate family under the Company’s health plans if any are then in effect. If not in effect, the Company shall reimburse Executive’s premiums to obtain health insurance benefits (including, without limitation, medical, dental and vision) for Executive and her immediate family. The benefits provided pursuant to this Section 4 shall be referred to the “Benefits”).

5.  Vacation. Executive will be entitled to paid vacation generally applicable to the senior executives of the Company, but not less than three (3) weeks per calendar year, in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by Executive and the Board.

6.  Business Expenses. During the Employment Term, the Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time (the “Expense Reimbursement”).

7.  Severance.

(a)       For Cause Termination by the Company; Voluntary Termination without Good Reason by Executive. If the Company terminates Executive’s employment for Cause or if Executive terminates Executive’s employment voluntarily without Good Reason, then Executive will (i) receive the Base Salary through the date of termination; (ii) any accrued but unpaid vacation pay for the current calendar year and Expense Reimbursement; and (iii) not receive any other compensation or benefits from the Company except as may be required by law or in accordance with established Company plans and policies. In addition, but subject to Section 20 below, the release of any additional shares of CCCI common stock from CCCI’s repurchase option under the Restriction Agreement will terminate as of the date of termination.

(b)       Termination Without Cause by the Company; Termination For Good Reason by Executive. If the Company terminates Executive’s employment without Cause or if Executive terminates Executive’s employment for Good Reason, then Executive shall be entitled to receive (i) any accrued but unpaid Base Salary, Bonus, vacation pay for the then current calendar year and Expense Reimbursement; (ii) a cash severance amount equal to six (6) times Executive’s then current monthly salary, to be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding); (iii) the Benefits for a period of twelve (12) months after the date of such termination; and (iv) CCCI’s repurchase option regarding shares of CCCI’s common stock pursuant to the Restriction Agreement shall lapse as to the number of shares as would have been released from CCCI’s repurchase option thereunder if Executive’s employment had continued until the date that is twelve (12) months following the date of such termination; provided, however, that Executive’s right to receive (ii), (iii), and (iv) above shall be conditioned upon Executive’s execution and delivery of a general release of claims and affirmation of Executive’s other obligations hereunder dated as of the date of termination.

8.  Death or Disability. The Employment Term and Executive’s employment shall terminate upon Executive’s death or Disability. Upon termination of Executive’s employment for either death or Disability, Executive or Executive’s estate, as the case may be, shall be entitled to receive the payments and benefits set forth at Section 7(b) above, as if Executive’s employment was terminated for any reason other than Cause. Upon termination of Executive’s employment due to death or Disability pursuant to this Section 8, and upon payment of the amounts due pursuant to this Section 8 or Section 9, Executive or Executive’s estate, as the case may be, shall have no further rights to any compensation or any other benefits under this Agreement. All other benefits, if any, due Executive following Executive’s termination for death or Disability shall be determined in accordance with established Company plans and practices.

9.  Excise Tax.

(a)       If any payment or benefit Executive would receive pursuant to this Agreement or otherwise shall (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 9(a), would be subject to the excise tax imposed by Section 4999 of the Code (a “Payment”), then the Company and Executive shall use commercially reasonable efforts to seek and obtain approval, that meets the requirements of Section 280G of the Code, by the Company’s stockholders of such Payment within sixty (60) days prior to a Change of Control (the “Stockholder Approval”). Failure by the Company to obtain the Stockholder Approval shall not be deemed to be a breach of this Agreement by the Company. Executive agrees that if the Stockholder Approval is not obtained, except where such Payment is made in connection with a Change of Control, such Payment shall be payable as to such lesser amount which would result in no portion of such Payments being subject to an excise tax under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 9(a) shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.

(b)       Notwithstanding Section 9(a), in the event of a Change of Control and the Executive receives a Payment, then the Executive shall receive (i) a payment from the Company sufficient to pay the excise tax imposed by Section 4999 of the Code on such Payment and (ii) an additional payment from the Company sufficient to pay all excise taxes, federal or state income taxes and any employment taxes, as well as any interest or penalties thereon, arising from the payments made by the Company to Executive pursuant to subsection (i) and this subsection (ii). Unless the Company and the Executive otherwise agree in writing, the determination of Executive’s excise tax liability and the amount required to be paid under this Section 9 shall be made in writing by the Accountants. In the event that the excise tax incurred by Executive is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountants, the Company and Executive agree to promptly make such additional payment, including interest and any tax penalties, to the other party as the Accountants reasonably determine is appropriate to ensure that the net economic effect to Executive under this Section 9, on an after-tax basis, is as if the Code Section 4999 excise tax did not apply to Executive.

(c)       For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.

10.  Definitions.

(a)       Change of Control. For purposes of this Agreement, “Change of Control” means (i) the acquisition of CCCI or the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of CCCI or the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, but excluding any transaction effected primarily for the purpose of changing the jurisdiction of incorporation of CCCI or the Company), unless the CCCI’s or the Company’s stockholders of record, as applicable, as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions hold at least a majority of the voting power of the then outstanding shares of capital stock of the surviving or acquiring entity, (ii) a sale of all or substantially all of the assets of the Company or CCCI, (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company or CCCI, or (iv) a dissolution or liquidation of the Company or CCCI; provided that in no event shall a transfer of ownership or control of Company to a wholly owned subsidiary of CCCI be considered a Change of Control.

(b)       Cause. For purposes of this Agreement, “Cause” means (i) Executive’s willful and continued failure to substantially perform the material duties and obligations of Executive’s position with the Company; (ii) any proven act of personal dishonesty, or fraud taken by Executive which was intended to result in substantial gain to Executive at the expense of the Company; (iii) Executive’s intentional or reckless violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company, excluding violations made in good faith and upon advice of the Company’s counsel or directive of the Board; (iv) Executive’s conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State, excluding felonies for minor traffic violation and vicarious liability or that the Board reasonably determines does not negatively impact the Company’s image or interests, or (v) Executive’s breach of the terms of the Confidentiality Agreement (as defined in Section 11) other than Section 1 of such Confidentiality Agreement; provided that if any of the foregoing events is capable of being cured, the Company will provide notice to Executive describing the nature of such event and Executive will thereafter have fifteen (15) days to cure such event and if such event is cured with that 15-day period, then grounds will no longer exist for terminating Executive’s employment for Cause.

(c)       Good Reason. For purposes of this Agreement, “Good Reason” means, (i) without Executive’s consent, (x) a material reduction of Executive’s duties, authority or responsibilities or change in Executive’s title or reporting relative to Executive’s duties, authority, responsibilities title or reporting as in effect immediately prior to such reduction or (y) removal of Executive from the Board or the board of directors of CCCI; provided, however, that any reduction in Executive’s duties, authority or responsibilities or change in Executive’s title or reporting or removal of Executive from the Board resulting solely from the Company being acquired by and made a part of a larger entity (as, for example, when a chief executive officer becomes an employee of the acquiring corporation following a Change of Control but is not the chief executive officer of the acquiring corporation) shall not constitute a Good Reason; (ii) without Executive’s consent, a reduction in the base salary of Executive as in effect immediately prior to such reduction, unless such reduction is part of a reduction in expenses generally affecting senior executives of the Company; (iii) without Executive’s consent, a material reduction by the Company in the kind or level of employee benefits to which Executive was entitled immediately prior to such reduction, with the result that Executive’s overall benefits package is materially reduced, unless such reduction is part of a reduction in benefits generally affecting senior executives of the Company, or (iv) the Company’s material breach of this Agreement or the Indemnity Agreement between the Company and Executive dated September 15, 2006 (the “Indemnity Agreement”) or a material breach of the Indemnity Agreement between the Company and CCCI dated as of the date of this Agreement, which breach if curable is not remedied in a reasonable period of time (not to exceed thirty (30) days) after receipt of written notice from Executive. Notwithstanding the foregoing, if Executive terminates employment with the Company for Good Reason, but the Company discovers after such termination that Executive’s conduct during the Employment Term would have entitled the Company to terminate Executive for Cause, then Executive’s termination shall be for Cause and not for Good Reason, and Executive shall remit all amounts paid to Executive for termination for Good Reason (other than those amounts that would have been payable by the Company to Executive for termination for Cause).

(d)       Disability. For purposes of this Agreement, “Disability” means Executive’s inability to perform Executive’s duties due to Executive’s physical or mental incapacity, as reasonably determined by a physician appointed by the Board and reasonably acceptable to Executive, for an aggregate of 180 days in any 365 consecutive day period.

11.  Confidential Information. Executive confirms Executive’s obligations under the employee innovations and proprietary rights assignment agreement entered into by the Company and Executive as of September 20, 2006 (the “Confidentiality Agreement”), as attached hereto as Exhibit C.

12.  Nonsolicitation; Non-Disparagement.

(a)       Nonsolicitation of Customers or Vendors. Executive acknowledges that information about Company’s customers and vendors is confidential and constitutes trade secrets. Accordingly, Executive agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s relationship with any of its customers or vendors as of the date of such termination by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Company.

(b)       Nonsolicitation of Company’s Employees. Executive agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Executive will not,

either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s business by soliciting or encouraging any of Company’s employees or consultants as of the date of such termination or causing others to solicit or encourage any of Company’s employees or consultants as of the date of such termination to discontinue their employment or consulting relationship with Company, unless such employee or consultant (i) resigns voluntarily (without solicitation from or on behalf of Executive), (ii) is terminated by the Company or any of its affiliates, for any reason, or (iii) responds to a general employment or procurement advertisement not targeted at the Company’s employees or contactors.

(c)       Non-Disparagement. Each party agrees that it will not, directly or indirectly, engage in any defamatory, disparaging or critical communication with any other person or entity concerning the business, operations, services, marketing strategies, pricing policies, management, business practices, officers, directors, employees, attorneys, representatives, affiliates, agents affairs and/or financial condition of the other party, its subsidiaries or affiliates. Each party further agrees that it will not, directly or indirectly, engage in any defamatory, disparaging or critical communication with any other person or entity concerning the business, operations, services, marketing strategies, pricing policies, management, business practices, officers, directors, employees, attorneys, representatives, affiliates, agents affairs and/or financial condition of the other party, its subsidiaries or affiliates.

13.  Post-Termination Non-Competition.

(a)       Consideration For Promise To Refrain From Competing. Executive agrees that Executive’s services are special and unique, that Company’s disclosure of confidential, proprietary information and specialized training and knowledge to Executive, and that Executive’s level of compensation and benefits are partly in consideration of and conditioned upon Executive not competing with Company. Executive acknowledges that such consideration is adequate for Executive’s promises contained within this Section 13.

(b)       Promise To Refrain From Competing. Executive understands Company’s need for Executive’s promise not to compete with Company is based on the following: (a) Company has expended, and will continue to expend, substantial time, money and effort in developing its proprietary information; (b) Executive will in the course of Executive’s employment develop, be personally entrusted with and exposed to such proprietary information; (c) both during and after the term of Executive’s employment, Company will be engaged in the highly competitive credit card internet lead generation and marketing business] (the “Business”); (d) Company provides products and services nationally; and (e) Company will suffer great loss and irreparable harm if Executive were to enter into competition with Company. Therefore, in exchange for the consideration described in Subsection 13(a) above, Executive agrees that for the period of twelve (12) months following the date Executive ceases to render services to Company (the “Covenant Period”), Executive will not either directly or indirectly, whether as an owner, manager, officer, consultant, agent or employee: (i) work for a person or entity competing, directly or indirectly, with the Company’s Business and located in any state to include Texas or any stale contiguous to Texas during the Covenant Period (“Restricted Business”), provided that Executive may work for a multi-divisional person or entity that includes a division that is engaged in the Restricted Business to the extent Executive does not provide any services to the division engaged in the Restricted Business; or (ii) make or hold any investment in any Restricted Business, whether such investment be by way of loan, purchase of stock or otherwise, provided that there shall be excluded from the foregoing the ownership of not more than 3% of the listed or traded stock of any publicly held corporation. For purposes of this Section 13. the term “Company” shall mean and include Company, any subsidiary or affiliate of Company, any successor to the business of Company (by merger, consolidation, sale of assets or stock or otherwise) and any other corporation or entity of which Executive may serve as a manager, officer or employee at the request of Company or any successor of Company, and which engages primarily in the Business.

(c)       Reasonableness of Restrictions. Executive represents and agrees that the restrictions on competition, as to time, geographic area, and scope of activity, required by this Section 13 are reasonable, do not impose a greater restraint than is necessary to protect the goodwill and business interests of Company, and are not unduly burdensome to Executive. Executive expressly acknowledges that Company competes on a nationwide basis and that the geographical scope of these limitations is reasonable and necessary for the protection of Company’s trade secrets and other confidential and proprietary information. Executive further agrees that these restrictions allow Executive an adequate number and variety of employment alternatives, based on Executive’s varied skills and abilities. Executive represents that Executive is willing and able to compete in other employment not prohibited by this Agreement.

(d)       Reformation if Necessary. In the event a court of competent jurisdiction determines that the geographic area, duration, or scope of activity of any restriction under this Section 13 and its subsections is unenforceable, the restrictions under this section and its subsections shall not be terminated but shall be reformed and modified to the extent required to render them valid and enforceable. Executive further agrees that the court may reform this Agreement to extend the Covenant Period by an amount of time equal to any period in which Executive is in breach of this covenant.

14.  No Mitigation. In the event of any termination of employment, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under the Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

15.  Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes and, for purposes of clarification, will assume all of the obligations of the Company pursuant to this Agreement and will be bound by the terms of this Agreement. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

16.  Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by facsimile directed to the party to be notified at the address or facsimile number indicated for such party on the signature page to this Agreement, or at such other address or facsimile number as such party may designate by ten (10) days’ advance written notice to the other party hereto. All such notices and other communications shall be deemed given upon personal delivery, five (5) business days after the date of mailing, or upon confirmation of facsimile transfer.

17.  Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

18.  Confidentiality. During the Employment Term and thereafter, each of Executive and the Company agree to use their best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement and the consideration for this Agreement and each agree that there will be no publicity, directly or indirectly, concerning any of such information. Notwithstanding the foregoing, either party may disclose such information (a) to the extent required to be disclosed by law or by subpoena or similar legal process, (b) in connection with any action or proceeding relating to this Agreement or (c) to their affiliates or advisors where the recipient is instructed and agrees to keep the information confidential.

19.  Arbitration.

(a)       Both the Company and Executive agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Austin, Texas in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b)       The arbitrator(s) will apply Texas law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings will be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby consents to the personal jurisdiction of the state and federal courts located in Texas for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c)       EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

20.  Waiver; Restriction Agreement. The Company and CCCI hereby consent to any transfer to a Permitted Transferee of the shares of Common Stock of CCCI held by Executive and subject to the Restriction Agreement, whether or not subject to CCCI’s repurchase option as set forth in the Restriction Agreement, and consents to any further transfer by a Permitted Transferee to another Permitted Transferee, and hereby waives any right of first refusal, as set forth in the Restriction Agreement, with respect to any such transfer; provided, that any Permitted Transferee shall hold such shares subject to the restrictions on transfer set forth in the Restriction Agreement. For purposes of this Section, “Permitted Transferee” shall mean (a) the spouse, parents, siblings or lineal descendants (by blood, marriage or adoption) of Executive or (b) a trust, partnership, corporation, limited liability company or other similar entity solely for the benefit of Executive or Executive’s spouse, parents, siblings or lineal descendants (by blood, marriage or adoption). Furthermore, the Company and CCCI hereby confirms that upon the consummation of a Change of Control, CCCI’s repurchase right as set forth in the Restriction Agreement shall terminate and all “Unvested Shares” as defined in the Restriction Agreement shall vest. The Company and CCCI also hereby confirms that for so long as Executive remains a member of the Board of Directors of the Company or of CCCI, a “Termination of Founder’s Service” as such term is defined in the Restriction Agreement shall not be deemed to occur for purposes of the Restriction Agreement.

21.  Indemnification and Insurance. Executive will be covered under the Company’s insurance policies and, subject to applicable law, will be provided indemnification to the maximum extent permitted by the Company’s bylaws and Certificate of Incorporation and by the Indemnity Agreement. The Company will provide Executive with Director and Officer error and omissions insurance and EKISA fiduciary insurance in accordance with the Company’s insurance practices for executive officers during the Employment Term and while Executive serves on the Board.

22.  Legal Fees. The Company will pay Heller Ehrman LLP promptly upon receipt of the invoice(s) at closing of the Company’s Preferred Stock financing event for up to $7,500 in legal fees incurred by Executive in connection with negotiation of this Agreement and Executive’s investment in the Company.

23.  Integration. This Agreement, together with the Restriction Agreement, the Confidentiality Agreement and the Indemnity Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. To the extent that any provision of the Confidentiality Agreement or the Restriction Agreement conflicts with a provision of this Agreement, this Agreement shall control. No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

24.  Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

25.  Governing Law. This Agreement will be governed by the laws of the State of Texas (with the exception of its conflict of laws provisions).

26.  Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, Executive has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

Remainder of Page Intentionally Left Blank.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

“COMPANY”

DEMARSECO HOLDINGS, INC.

By:	/s/ Philip Siegel
Philip Siegel
Secretary

Address:

300 West Sixth Street
Suite 2300
Austin, Texas 78701
Attn: Secretary
Fax #: 512-476-3952

“EXECUTIVE”

/s/ Elisabeth DeMarse
Elisabeth DeMarse

Address:

EXECUTIVE EMPLOYMENT AGREEMENT
SIGNATURE PAGE

CCCI Holdings, Inc., a Delaware corporation, hereby joins this Executive Employment Agreement between Elisabeth DeMarse and DeMarseCo Holdings, Inc. solely for the purpose of the matters set forth at Sections 7 and 20. CCCI Holdings, Inc. hereby confirms that to the extent the terms of the Restriction Agreement and the provisions of Sections 7 or 20 of this Agreement conflict, the provisions of Sections 7 and 20 of this Agreement shall control

CCCI HOLDINGS, INC.

By:	/s/ Philip Siegel
Name: Philip Siegel
Title: Secretary